BGC GROUP
REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

EXHIBIT 99.1
NEW YORK – August 2, 2023 – BGC Group, Inc. (Nasdaq: BGC) ("BGC Group" or "BGC" or the "Company"), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended June 30, 2023.1

Howard W. Lutnick, Chairman and CEO of BGC Group[1]:
"We generated strong revenue growth of over 13 percent as our business continued to improve following the end of manufactured zero interest rates. BGC's outperformance reflects the breadth and scale of our global platform. We are, and expect to remain, a growth company.
At the beginning of the third quarter, we completed our corporate conversion and reduced our fully diluted weighted-average share count to approximately 484 million shares, a 21 million share reduction which lowered our share count by 4 percent.
With respect to FMX, we are awaiting CFTC approval. We expect to announce our strategic investors and transaction details in the fourth quarter. FMX's U.S. Treasury platform continued to outperform the industry and once again significantly increased its market share. FMX represents the unique opportunity to reshape the U.S. interest rate cash and futures market."

SELECT FINANCIAL RESULTS2,3

Highlights of Consolidated Results (USD millions)	2Q23	2Q22	Change
Revenues	$493.1	$435.8	13.2%
GAAP income (loss) from operations before income taxes	(31.3)	31.4	NMF
GAAP net income (loss) for fully diluted shares	(19.7)	19.7	NMF
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	105.5	90.2	17.1%
Post-tax Adjusted Earnings	100.0	84.7	18.0%
Adjusted EBITDA	135.1	113.9	18.5%
Per Share Results	2Q23	2Q22	Change
GAAP fully diluted earnings (loss) per share	($0.05)	$0.04	NMF
Post-tax Adjusted Earnings per share	$0.20	$0.17	17.6%
1 This release includes the results of BGC Partners, Inc. as of and for the period ended June 30, 2023, and information regarding its corporate conversion to BGC Group, Inc. on July 1, 2023.
2 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, “Liquidity Analysis”, and "Constant Currency Defined", including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.
3 For comparative revenue changes in Constant Currency, please see sections in this document titled "Consolidated Revenues in Constant Currency" and "Fenics Revenues in Constant Currency". The difference between reported and Constant Currency was inconsequential and less than 50 basis points during the period.

DISCUSSION OF RESULTS AND CORPORATE CONVERSION
BGC's revenue grew by 13.2 percent to $493.1 million, with revenue increasing across all geographies. This growth was primarily driven by the Americas which improved by 21.9 percent as we continue to execute our growth strategy to increase market share in the region.
We generated double-digit growth across all of our Adjusted Earnings metrics during the quarter. Pre-tax Adjusted Earnings grew by 17.1 percent to $105.5 million and post-tax Adjusted Earnings increased by 18.0 percent to $100.0 million, or $0.20 per share, a 17.6 percent improvement. Adjusted EBITDA improved by 18.5 percent to $135.1 million for the second quarter.
BGC completed its conversion to a Full C-Corporation on July 1, 2023, which included changing our name to BGC Group, Inc., and our ticker symbol to "BGC". Our new structure is aimed at attracting a broader and more diversified investor base, which we believe will deliver significant value to our shareholders.
Upon the corporate conversion, all former partnership units were converted to restricted stock and/or restricted stock units. In connection with the conversion, a GAAP equity-based compensation charge of $60.9 million was recorded in the second quarter for the redemption of certain partnership units and issuance of net shares of BGC Class A common stock. This conversion and redemption reduced our fully diluted weighted-average share count to approximately 484 million shares, a 21 million share reduction which lowered our share count by 4 percent. There are no expected material charges related to the corporate conversion going forward under GAAP or Adjusted Earnings.

CONSOLIDATED REVENUES4

Consolidated Revenues (USD millions)	2Q23	2Q22	Change
Rates	$144.2	$137.1	5.2%
Foreign Exchange	77.5	74.3	4.3%
Credit	65.8	61.3	7.4%
Energy and Commodities	98.7	66.7	48.0%
Equities	57.4	58.3	(1.6)%
Total Brokerage Revenues	$443.6	$397.7	11.5%
Data, Network, and Post-trade	27.0	23.4	15.4%
Interest and dividend income, Fees from related parties and Other revenues	22.5	14.7	53.4%
Total Revenues	$493.1	$435.8	13.2%
BGC's 13.2 percent revenue growth was led by a 48.0 percent improvement in our Energy & Commodities business, driven by our leading environmental broking business, along with strong double-digit growth across
4 Beginning in the second quarter of 2023, "Data, Software, and Post-trade" was renamed to "Data, Network, and Post-trade."

our energy complex and ship broking business. Energy & Commodities now represents our second largest asset class, behind Rates.
Our Rates, Credit and Foreign Exchange businesses generated solid year-over-year growth driven by strength in inflation products, as well as European and emerging market fixed income and foreign exchange products. We expect continued improvement across fixed income and foreign exchange markets going forward.

FENICS

Fenics Revenues (USD millions)	2Q23	2Q22	Change
Fenics Markets	$107.0	$97.2	10.1%
Fenics Growth Platforms	18.1	12.4	46.1%
Fenics Revenues	$125.1	$109.6	14.2%
Fenics grew at an industry-leading pace of 14.2 percent, generating revenue of $125.1 million, which represented 25.4 percent of BGC's total revenue during the quarter. Fenics' revenue growth was led by Fenics Rates, Credit and Data, Network and Post-trade businesses. Fenics Growth Platforms generated record revenue of $18.1 million, a 46.1 percent improvement versus last year.
Fenics UST revenue increased by over 40 percent and captured significant market share during the quarter. Fenics UST's CLOB market share during the second quarter grew to 23 percent, up over 200 basis points, from 21 percent in the first quarter.
Portfolio Match, our fully electronic credit platform, grew its U.S. credit volumes over five-fold from the second quarter of 2022. Portfolio Match continues to outperform the industry and increase its market share across the credit markets.
Fenics GO, our fully electronic equity options platform, saw revenue growth more than double in the second quarter, primarily driven by significant market share gains across Asian index products.
Data, Network, and Post-trade revenue grew by 15.4 percent, driven by strong double-digit revenue growth across Lucera, Fenics Market Data, and our Capitalab post-trade business. Our Data, Network, and Post-trade businesses surpassed $100 million of revenue over the last twelve months for the first time. We expect continued growth as we execute on our customer pipeline and roll out additional offerings. These businesses generally have longer-term, recurring revenue contracts, supported by high renewal rates.

CONSOLIDATED EXPENSES AND TAXES AND NONCONTROLLING INTEREST5,6

Consolidated Expenses (USD millions)	2Q23	2Q22	Change
Compensation and employee benefits under GAAP	$243.4	$211.9	14.9%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	126.6	46.1	174.5%
Non-compensation expenses under GAAP	155.7	150.9	3.2%
Total expenses under GAAP	$525.8	$408.9	28.6%

Compensation and employee benefits for Adjusted Earnings	$240.4	$211.1	13.9%
Non-compensation expenses for Adjusted Earnings	146.8	132.7	10.6%
Total expenses for Adjusted Earnings	$387.2	$343.8	12.6%

Taxes and Noncontrolling Interest (USD millions)	2Q23	2Q22	Change
GAAP provision (benefit) for income taxes	($9.1)	$15.1	NMF
Provision (benefit) for income taxes for Adjusted Earnings	5.2	6.0	(13.7)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	(2.5)	1.6	NMF
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.4	(0.6)	NMF

CONSOLIDATED SHARE COUNT7,8

Consolidated Share Count (USD millions)	2Q23	2Q22	Change	1Q23	Change (QoQ)
Fully diluted weighted-average share count under GAAP	391.7	507.0	(22.7)%	501.1	(21.8)%
Fully diluted weighted-average share count for Adjusted Earnings	505.5	507.0	(0.3)%	501.1	0.9%
Fully diluted spot share count under GAAP and Adjusted Earnings	503.5	500.7	0.6%	505.2	(0.3)%
BGC's fully diluted spot share count was 503.5 million as of June 30, 2023, a 1.6 million share decrease compared to March 31, 2023. BGC's fully diluted weighted-average share count for Adjusted Earnings increased 0.9 percent sequentially in the second quarter and declined by 0.3 percent year-over-year to 505.5 million shares.
5 For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.
6 In connection with BGC's corporate conversion, a GAAP equity-based compensation charge of $60.9 million was recorded in the second quarter for the redemption of certain partnership units and issuance of net shares of BGC Class A common stock.
7 “Spot” is used interchangeably with the end-of-period share count.
8 BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares in such periods.

BGC's fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted average share count for Adjusted Earnings to avoid anti-dilution in certain periods.

OUTLOOK

Metric (USD millions)	Guidance	Actual
	3Q 2023	3Q 2022
Revenues	$445 - $500	$416.6
Pre-tax Adjusted Earnings	$87 - $110	$82.8
	FY 2023
Adjusted Earnings Tax Rate (%)	6.0 - 9.0%

DIVIDEND INFORMATION
On August 1, 2023, BGC’s Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on September 5, 2023 to Class A and Class B common stockholders of record as of August 22, 2023. The ex-dividend date will be August 21, 2023.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcg.com. Additional detail on overall Fenics revenues is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcg.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION
BGC will hold a conference call on the date of this release starting at 10:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcg.com. Alternatively, interested parties can access the call by dialing +1 877-407-0312 (U.S.) or +1 201-389-0899 (international) and be answered by an operator. After the conference call, an archived recording will be available at http://ir.bgcg.com.

BGC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$526,293	$484,989
Cash segregated under regulatory requirements	16,314	17,021
Reverse repurchase agreements	200,000	—
Financial instruments owned, at fair value	40,519	39,319
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,262,933	559,680
Accrued commissions and other receivables, net	320,516	288,471
Loans, forgivable loans and other receivables from employees and partners, net	325,823	319,612
Fixed assets, net	182,624	183,478
Investments	40,031	38,575
Goodwill	503,374	486,585
Other intangible assets, net	200,461	192,783
Receivables from related parties	9,002	1,444
Other assets	453,797	463,014
Total assets	$4,081,687	$3,074,971

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$—	$1,917
Accrued compensation	177,114	176,781
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,066,948	404,675
Payables to related parties	669	10,550
Accounts payable, accrued and other liabilities	623,803	683,104
Notes payable and other borrowings	1,394,006	1,049,217
Total liabilities	3,262,540	2,326,244
Redeemable partnership interest	—	15,519

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
508,617 and 471,934 shares issued at June 30, 2023 and December 31,
2022, respectively; and 351,978 and 325,858 shares outstanding at
June 30, 2023 and December 31, 2022, respectively	5,086	4,719
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of June 30, 2023 and
December 31, 2022, convertible into Class A common stock	459	459
Additional paid-in capital	2,667,812	2,559,418
Treasury stock, at cost: 156,639 and 146,076 shares of Class A common stock at	(753,331)	(711,454)
June 30, 2023 and December 31, 2022, respectively
Retained deficit	(1,146,350)	(1,138,066)
Accumulated other comprehensive income (loss)	(41,128)	(45,431)
Total stockholders' equity	732,548	669,645
Noncontrolling interest in subsidiaries	86,599	63,563
Total equity	819,147	733,208
Total liabilities, redeemable partnership interest and equity	$4,081,687	$3,074,971

BGC GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2023	2022	2023	2022
Commissions	$348,720	$309,542	$726,008	$666,206
Principal transactions	94,883	88,169	209,812	203,770
Total brokerage revenues	443,603	397,711	935,820	869,976

Fees from related parties	4,062	3,625	8,019	6,942
Data, network and post-trade	27,000	23,391	54,122	47,518
Interest and dividend income	13,371	8,961	18,686	11,396
Other revenues	5,044	2,068	9,300	6,388
Total revenues	493,080	435,756	1,025,947	942,220

Expenses:
Compensation and employee benefits	243,387	211,873	510,601	469,141
Equity-based compensation and allocations of net
income to limited partnership units and FPUs	126,644	46,133	208,017	104,009
Total compensation and employee benefits	370,031	258,006	718,618	573,150
Occupancy and equipment	40,488	39,921	81,653	78,584
Fees to related parties	7,991	6,009	16,431	11,734
Professional and consulting fees	14,819	13,810	30,520	29,441
Communications	27,813	27,166	55,752	55,057
Selling and promotion	15,320	12,443	29,936	23,381
Commissions and floor brokerage	16,161	14,239	31,426	31,582
Interest expense	19,914	14,342	35,656	28,645
Other expenses	13,221	23,010	25,729	40,785
Total non-compensation expenses	155,727	150,940	307,103	299,209
Total expenses	525,758	408,946	1,025,721	872,359

Other income (losses), net:
Gains (losses) on equity method investments	2,412	2,729	4,474	5,532
Other income (loss)	(1,011)	1,909	(2,746)	1,413
Total other income (losses), net	1,401	4,638	1,728	6,945

Income (loss) from operations before income taxes	(31,277)	31,448	1,954	76,806

Provision (benefit) for income taxes	(9,067)	15,105	2,994	29,762
Consolidated net income (loss)	$(22,210)	$16,343	$(1,040)	$47,044

Less: Net income (loss) attributable to noncontrolling
interest in subsidiaries	(2,506)	1,581	(314)	6,310

Net income (loss) available to common stockholders	$(19,704)	$14,762	$(726)	$40,734

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
Continued

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$(19,704)	$14,762	$(726)	$40,734
Basic earnings (loss) per share	$(0.05)	$0.04	$—	$0.11
Basic weighted-average shares of common stock outstanding	391,745	375,613	383,528	371,988

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$(19,704)	$19,710	$(726)	$53,348
Fully diluted earnings (loss) per share	$(0.05)	$0.04	$—	$0.11
Fully diluted weighted-average shares of common stock outstanding	391,745	507,005	383,528	504,609

Non-GAAP Financial Measures
The non-GAAP definitions below include references to certain equity-based compensation instruments, such as restricted stock awards and/or restricted stock units (“RSUs”), that the Company has issued and outstanding following its corporate conversion on July 1, 2023. Although BGC is retaining certain defined terms and references, including references to partnerships or partnership units, for purposes of comparability before and after the corporate conversion, such references may not be applicable following the period ended June 30, 2023.
Additional changes to the Company’s “Calculation of Non-Compensation Adjustments for Adjusted Earnings” and "Calculation of Adjustments for Other (income) losses for Adjusted Earnings" have also been made and will be applicable for reporting periods following the period ended June 30, 2023.
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; “Liquidity”; and "Constant Currency". The definitions of these terms are below.
Adjusted Earnings Defined
BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
■Charges related to amortization of RSUs, restricted stock awards, other equity-based awards, and limited partnership units;
■Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs;
■Charges with respect to preferred units and RSU tax accounts. Any preferred units and RSU tax accounts would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution or dividend. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock, and RSU tax accounts are granted in connection with the grant of RSUs. The preferred units and RSU tax accounts are granted at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes;

■GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs;
■Charges related to grants of equity awards, including common stock or partnership units with capital accounts;
■Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders; and
■Charges related to dividend equivalents earned on RSUs and any preferred returns on RSU tax accounts.
The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”
Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant.
Compensation charges are also adjusted for certain other cash and non-cash items.
Certain Other Compensation-Related Adjustments for Adjusted Earnings
BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
Calculation of Non-Compensation Adjustments for Adjusted Earnings
Adjusted Earnings calculations may also exclude items such as:
■Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
■Acquisition related costs;
■Non-cash GAAP asset impairment charges;
■Losses from resolution of litigation, including regulatory matters; and
■Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for professional fees, exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangible assets created from acquisitions.
Calculation of Adjustments for Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude gains from litigation resolution and certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
■Gains or losses on divestitures;
■Fair value adjustment of investments;
■Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
■Any unusual, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:
■The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
■The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax, when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings” in the Company’s most recent financial results press release.

Management Rationale for Using Adjusted Earnings
BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:
■Provision (benefit) for income taxes;
■Net income (loss) attributable to noncontrolling interest in subsidiaries;
■Interest expense;
■Fixed asset depreciation and intangible asset amortization;
■Equity-based compensation and allocations of net income to limited partnership units and FPUs;
■Impairment of long-lived assets;
■(Gains) losses on equity method investments; and
■Certain other non-cash GAAP items, such as non-cash charges of amortized rents.
The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or in the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Timing of Outlook for Certain GAAP and Non-GAAP Items
BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
■Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
■Unusual, one-time, non-ordinary, or non-recurring items;
■The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
■Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
■Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.
Liquidity Defined
BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), financial instruments owned, at fair value, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding Liquidity, see the section of this document and/or in the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Constant Currency Defined
BGC generates a significant amount of its revenues in non-U.S. dollar denominated currencies, particularly in the euro and pound sterling. In order to present a better comparison of the Company's revenues during the period, which exhibited highly volatile foreign exchange movements, BGC provides revenues year-over-year comparisons on a "Constant Currency" basis. BGC uses a Constant Currency financial metric to provide a better comparison of the Company's underlying operating performance by eliminating the impacts of foreign currency fluctuations between comparative periods. Since BGC's consolidated financial statements are presented in U.S. dollars, fluctuations in non-U.S. dollar denominated currencies have an impact on the Company's GAAP results. The Company's Constant Currency metric, which is a non-GAAP financial measure, assumes the foreign exchange rates used to determine the Company's comparative prior period revenues, apply to the current period revenues. Constant Currency revenue percentage change is calculated by determining the change in current quarter non-GAAP Constant Currency revenues over prior period revenues. Non-GAAP Constant Currency revenues are total revenues excluding the effect of foreign exchange rate movements and are calculated by remeasuring and/or translating current quarter revenues using prior period exchange rates. BGC presents certain non-GAAP Constant Currency percentage changes in Constant Currency revenues as a supplementary measure because it facilitates the comparison of the Company's core operating results. This information should be considered in addition to, and not as a substitute for, results reported in accordance with GAAP.

BGC GROUP, INC.
RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Q2 2023	Q2 2022
GAAP income (loss) from operations before income taxes	$(31,277)	$31,448

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	126,644	46,133
Other Compensation charges (2)	3,005	788
Total Compensation adjustments	129,649	46,921

Non-Compensation adjustments:
Amortization of intangibles (3)	4,196	3,741
Impairment charges	997	1,192
Other (4)	3,690	13,278
Total Non-Compensation adjustments	8,883	18,211

Other income (losses), net adjustments:
Fair value adjustment of investments (5)	—	(1,782)
Other net (gains) losses (6)	(1,715)	(4,645)
Total other income (losses), net adjustments	(1,715)	(6,427)

Total pre-tax adjustments	136,817	58,705

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$105,540	$90,153

GAAP net income (loss) available to common stockholders	$(19,704)	$14,762
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	(2,864)	2,160
Total pre-tax adjustments (from above)	136,817	58,705
Income tax adjustment to reflect adjusted earnings taxes (8)	(14,239)	9,113

Post-tax adjusted earnings	$100,010	$84,740

Per Share Data

GAAP fully diluted earnings (loss) per share	$(0.05)	$0.04

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	0.01	(0.01)
Total pre-tax adjustments (from above)	0.27	0.12
Income tax adjustment to reflect adjusted earnings taxes	(0.03)	0.02

Post-tax adjusted earnings per share	$0.20	$0.17

Fully diluted weighted-average shares of common stock outstanding	505,493	507,005

Dividends declared per share of common stock	$0.01	$0.01
Dividends declared and paid per share of common stock	$0.01	$0.01
Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q2 2023	Q2 2022
Issuance of common stock and grants of exchangeability	$101,938	$20,460
Allocations of net income	637	4,734
LPU amortization	19,447	15,601
RSU amortization	4,622	5,338
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$126,644	$46,133
(2) GAAP Expenses in the second quarter of 2023 included certain loan impairments and other compensation related adjustments. GAAP Expenses in the second quarter of 2022 included $1.5 million related to one-time employee loan forgiveness, $0.1 million of certain acquisition-related compensation expenses, and ($0.8) million of other compensation related adjustments.
(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(4) GAAP expenses in the second quarter of 2023 and 2022 included $2.0 million and $4.8 million, respectively, of reserves in connection with unsettled trades and receivables with sanctioned Russian entities, and various other GAAP items. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.
(5) The second quarter of 2022 includes a non-cash gain of $1.8 million related to fair value adjustments of investments held by BGC.
(6) For the second quarter of 2023 and 2022, includes non-cash gains of $2.4 million and $2.7 million, respectively, related to BGC's investments accounted for under the equity method. The second quarter of 2023 also included a net loss of ($0.7) million related to other recoveries and various other GAAP items, while the second quarter of 2022 also included a net gain of $1.9 million related to various other GAAP items.
(7) Primarily represents Cantor's pro-rata portion of net income.
(8) BGC's GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. The Company's GAAP provision (benefit) for income taxes was ($9.1) million and $15.1 million for the second quarters of 2023 and 2022, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted by ($14.2) million and $9.1 million for the second quarters of 2023 and 2022, respectively. As a result, the provision (benefit) for income taxes with respect to Adjusted Earnings was $5.2 million and $6.0 million for the second quarters of 2023 and 2022, respectively.
Note: Certain numbers may not add due to rounding.

BGC GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
UNDER GAAP AND FOR ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Q2 2023	Q2 2022

Common stock outstanding	391,745	375,613
Limited partnership units	—	64,252
Cantor units	—	57,009
Founding partner units	—	7,902
RSUs	—	1,188
Other	—	1,041

Fully diluted weighted-average share count under GAAP	391,745	507,005

Non-GAAP Adjustments:
Limited partnership units	45,598	—
Cantor units	58,186	—
Founding partner units	6,675	—
RSUs	1,867	—
Other	1,422	—

Fully diluted weighted-average share count for Adjusted Earnings	505,493	507,005

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022

Cash and cash equivalents	$526,293	$484,989
Reverse repurchase agreements	200,000	—
Financial instruments owned, at fair value	40,519	39,319
Total Liquidity	$766,812	$524,308

        BGC GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Q2 2023	Q2 2022
GAAP net income (loss) available to common stockholders	$(19,704)	$14,762

Add back:

Provision (benefit) for income taxes	(9,067)	15,105

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	(2,506)	1,581

Interest expense	19,914	14,342

Fixed asset depreciation and intangible asset amortization	19,194	18,755

Impairment of long-lived assets	997	1,192

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	126,644	46,133

(Gains) losses on equity method investments (3)	(2,412)	(2,729)

Other non-cash GAAP expenses (4)	2,000	4,798

Adjusted EBITDA	$135,060	$113,939

(1) Primarily represents Cantor's pro-rata portion of net income.
(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.
(3) For the second quarters of both 2023 and 2022, includes non-cash gains of $2.4 million and $2.7 million, respectively, related to BGC's investments accounted for under the equity method.
(4) The second quarters of 2023 and 2022 includes $2.0 million and $4.8 million, respectively, of non-cash reserves in connection with unsettled trades and receivables with sanctioned Russian entities.

BGC GROUP, INC.
CONSOLIDATED REVENUES IN CONSTANT CURRENCY
(in millions)
(unaudited)

	2Q23	2Q22	Change	Constant Currency Change
Rates	$144.2	$137.1	5.2%	4.7%
Foreign Exchange	77.5	74.3	4.3%	4.5%
Credit	65.8	61.3	7.4%	6.3%
Energy and Commodities	98.7	66.7	48.0%	47.7%
Equities	57.4	58.3	(1.6)%	(1.6)%
Total Brokerage Revenues	$443.6	$397.7	11.5%	11.2%
Data, Network, and Post-trade	27.0	23.4	15.4%	15.3%
Interest and dividend income, Fees from related parties and Other revenues	22.5	14.7	53.4%	53.2%
Total Revenues	$493.1	$435.8	13.2%	12.8%

BGC GROUP, INC.
FENICS REVENUES IN CONSTANT CURRENCY
(in millions)
(unaudited)

	2Q23	2Q22	Change	Constant Currency Change
Fenics Markets	$107.0	$97.2	10.1%	10.3%
Fenics Growth Platforms	18.1	12.4	46.1%	46.2%
Fenics Revenues	$125.1	$109.6	14.2%	14.4%

Other Items of Note
Unless otherwise stated, all results provided in this document compare the second quarter of 2023 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.
About BGC Group, Inc.
BGC Group, Inc. (“BGC”) is a leading global brokerage and financial technology company. BGC, through its various affiliates, specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, and Futures. BGC, through its various affiliates, also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through its brands, including Fenics®, FMX™, FMX Futures Exchange™, Fenics Markets Xchange™, Fenics Digital™, Fenics UST™, Fenics FX™, Fenics Repo™, Fenics Direct™, Fenics MID™, Fenics Market Data™, Fenics GO™, Fenics PortfolioMatch™, BGC®, BGC Trader™, kACE2™, and Lucera®, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Group, BGC Partners, BGC Trader, GFI, GFI Ginga, CreditMatch, Fenics, Fenics.com, FMX, Sunrise Brokers, Poten & Partners, RP Martin, kACE2, Capitalab, Swaptioniser, CBID, Caventor, LumeMarkets and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC and/or its affiliates.
BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGC”. BGC is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcg.com. You can also follow BGC at https://twitter.com/bgcgroupinc, https://www.linkedin.com/company/bgc_group and/or http://ir.bgcg.com.
Discussion of Forward-Looking Statements about BGC
Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission ("SEC") filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:
Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason Chryssicas
+1 212-610-2426